EXHIBIT 21

Subsidiaries Listing as of December 31, 2023

The following list details certain of the subsidiaries of Ashford Inc. Subsidiaries not included in the list are omitted because, in the aggregate, they are insignificant as defined by Item 601(b)(21) of Regulation S-K.

Subsidiary
Ashford Inc.
Ashford OAINC II Inc.
Ashford OAINC Inc.
Ashford Hospitality Holdings LLC
Ashford Advisors, Inc.
Ashford Hospitality Advisors LLC
Ashford Hospitality Services LLC
Kylemore Holdings LLC
Ashford Securities LLC
Premier Project Management LLC
Remington Holdings, L.P.
Remington Hotels, LLC
Remington Lodging & Hospitality, LLC
Chesapeake Hospitality, LLC
PT Holdco, LLC
Inspire Event Technologies Holdings, LLC
Inspire Event Technologies, LLC
RED Hospitality & Leisure, LLC
Lismore Capital II LLC